Ana Paula Vasques
NEWS
Livro 372-E

BUYING AND SELLING

On January twenty-sixth, two thousand and twenty-fourth, at the Notary's Office located at Rua Sousa Prado, number eighteen, second floor, Odemira, before me, Ana Paula Lopes António Vasques, respective Notary, the following appeared as signatories: ______

______ FIRST: DR MARTA MARIA REYNAUD PINTO LEITE DE AREIA, married, born in the parish of Lapa, municipality of Lisbon, with professional address at Rua Aniceto do Rosário, número 7, Cascais, holder of citizen card number 09479627, valid until November 2, 2030, issued by the Portuguese Republic; ______

as attorney-in-fact of the public limited company with the name:______

"Clever Leaves II Portugal Cultivation, S.A", formerly known as "NSP Cultivation, S.A", with registered office at Avenida D. João II, número 46, 4º A, parish of Parque das Nações, municipality of Lisbon, with share capital of fifty thousand euros, registered with the Commercial Registry under the single registration and legal person number 515 481 980; ______

According to the power of attorney he presented and is filing; ______

SECOND: ANDRÉ MARTINHO COVÕES GÁVEA, single, of age, born in the parish of Olivais, municipality of Lisbon, resident at Avenida do Restelo, número 20, Belém, Lisbon, tax payer number 222 102 012, holder of citizen's card number 14908843, valid until November 14, 2024, issued by the Portuguese Republic; ______

as prosecutor of: ______

GRÁFICA Odemira - 0922-141
grafica.odm@gmail.com

Álvaro Ricardo Villaverde Covões Gávea and spouse Helena Cristina Martinho dos Santos Covões Gávea, married under the community of acquisitions regime, born, respectively, in the parish of São Sebastião da Pedreira and the parish of Alcântara, both in the municipality of Lisbon, residing at Avenida do Restelo, número 20, Belém, Lisbon, tax payers numbers 176 555 587 and 153 427 213; According to the power of attorney he presented and is filing; I verified the identity of the grantors by showing the respective identification documents they carried. THE FIRST PARTY, in the above-mentioned capacity, SAID: That, by this deed, it sells on behalf of its represented company, free of liens or encumbrances, to the represented parties of the second grantor, for the total price of ONE MILLION AND FOUR HUNDRED THOUSAND EUROS, the following: ONE - For seven hundred thousand six hundred and seventy-four euros and twenty-nine cents, a mixed property called "Fontainhas", located in the parish of São Teotónio, municipality of Odemira; With an area of fifty-nine hectares and seven thousand five hundred square meters, consisting of arable crops, olive trees, pine trees and a ground-floor house for habitation, with a covered area of one hundred and fourteen square meters; Inscribed in the respective rustic land registry under article 19 of section H, sold for seven hundred thousand five hundred and forty euros and sixty cents and in the urban land registry under article 379, sold for one hundred and thirty-three euros and sixty-nine cents;

described in the Odemira Land Registry under number forty of the said parish, where the acquisition is registered in favor of the selling company according to inscription Ap. three thousand six hundred and seventy- seven of the seventeenth of July of two thousand and nineteen; Two - For two hundred and ninety-nine thousand three hundred and twenty-five euros and seventy-one cents, a mixed property called "Fontainhas-Nascente", located in the parish of São Teotónio, municipality of Odemira; With an area of twenty-five hectares, five thousand two hundred a n d fifty square meters, consisting of arable crops, a watercourse bed and a ground-floor house for habitation, with a covered area of three hundred and twenty-three point forty-one square meters; Inscribed in the respective rustic land registry under article 23 of section H, sold for two hundred and ninety-eight thousand nine hundred and forty-six euros and forty-five cents, and in the urban land registry under article 5690, sold for three hundred and seventy-nine euros and twenty-six cents; described in the Odemira Land Registry under number three thousand nine hundred and seven of the said parish, where the acquisition is registered in favor of the selling company according to inscription Ap. Three thousand six hundred and sixty-two of August twenty-ninth, two thousand and nineteen; That the selling company does not own any other rustic buildings adjoining those now being transferred; THREE - For four hundred thousand euros all furniture and structures Ana Paula \íasques NOTARY in the two buildings; THE SECOND P A R T Y , a s attorney-in-fact, SAID: That it accepts this sale for its representatives in the terms set out; That this acquisition is being made following the exercise of the right of first refusal because they are co-owners of an adjoining rustic building, the others having waived their right; THE PARTIES HAVE SAID MORE, on their own responsibility: That the deal was not the subject of real estate brokerage; That the buyers' representative has been given the energy certifications; That payment of the price agreed for this sale has been made today in full by the delivery of three bank checks all drawn on Novo Banco S.A, one in the amount of seven hundred thousand six hundred and seventy- four euros and twenty-nine cents with the number seven nine four one nine zero seven six nine; another in the amount of two hundred and ninety-nine thousand three hundred and twenty-five euros and seventy- one cents with the number three one seven four one nine zero seven four two and another in the amount of four hundred thousand euros with the number zero six seven four one nine zero seven three four; The representative of the selling company gives full discharge of the sums received;

That for the urban part of the property described in UM, the Odemira City Council has issued a certificate proving that it was built before the RGEU came into force in the municipality, dispensing with the existence of a use permit, which is handed over to the buyers' representative; That for the urban part of the property described in TWO, the Odemira City Council has issued a certificate proving that it is in a state of ruin, which is handed over to the buyers' representative; SO THEY SAID. _ I have warned the parties, u n d e r the terms of article 40 of Law 15/2013 of February 8th, that they will incur the penalty of disobedience under article 3480 of the Penal Code if they have omitted information about the real estate brokerage intervention; The property description and respective inscriptions were checked by consultation of permanent certificates: PP-2836-86235-021109-000040 and PP- 2836-86243-021109-003907. The notices for the exercise of pre-emptive rights, numbers 167277/2023 and 167214/2023, both of December 15, were consulted on the respective portal; The RCBE of the first party's representative was consulted; The parties were informed under the terms of article 19 of Decree- Law 10/2024 of January 8th; FILE: Ana Paula Vasques NEWS

Statistical entry no. T8iz Account Registered under n - DUC 160.224.030.641.032 proof of settlement and payment of IMT; - DUC 163.124.004.607.280 proof of assessment and payment of stamp duty - Item 1.1 of the respective table; SHOW: - Two rustic land registers, both obtained today via the internet; - Two urban land registers, both of which can be obtained today via the internet; - SCE certificate 192622830, valid until January 19, 2029, for Article 379 o f the EC Treaty; - SCE certificate 326781330 issued on December 27, 2023 for article 5690; In the simultaneous presence of both parties, the following was read out to the speakers of this deed and an explanation of its contents. d dSJfi ' f' f#H H